Exhibit 4.b

Fidelity & Guaranty Life Insurance Company

SPECIFICATIONS PAGE – GENERAL

Contract Number: [00000000]
Tax Status: [Qualified]		[Marketing Name: [Product Name]]
Issue Date: [December 1, 2010]	Issue State: [XX]
Owner Name(s): [John Doe]	Birth Date: [February 1, 1971]
[Mary Doe]	[Birth Date:] [March 21, 1975]
Annuitant Name: [John Doe]	Birth Date: [February 1, 1971]	Annuitant Sex: [Male]
[Joint Annuitant Name:] [Mary Doe]	[Birth Date:] [March 21, 1975]	[Joint Annuitant Sex:] [Female]

Maturity Date: [December 1, 2071]

Maturity Date is the Contract Anniversary on or first following [the later of] the Annuitant’s (or oldest Annuitant’s if a Joint Annuitant is named) [100th] birthday [or the [15th] Contract Anniversary].

The information regarding the Owner(s), Annuitant(s), Beneficiary, and Annuity Option is subject to any change submitted and accepted by Us and on record.

Premium: [$100,000.00]

Maximum Aggregate Premium Limit: [$1,000,000.00]

This is a Single Premium Deferred Annuity. Any additional premium received by the Company after the Issue Date will not be accepted.

Minimum Remaining Account Value: [$2,000.00]

Minimum Scheduled Withdrawal Amount: [$100.00] per Withdrawal

Minimum Unscheduled Withdrawal Amount: [$500.00] per Withdrawal

Surrender Charge Schedule

Contract Year 1	Contract Year 2	Contract Year 3	Contract Year 4	Contract Year 5	Contract Year 6
7.00%	7.00%	6.00%	5.00%	4.00%	3.00%

There are no Surrender Charges applicable after the 6th Contract Year.

Underpayment Annual Interest Rate: [X.XX% (not exceeding 6%); Guaranteed Minimum Fixed Interest Rate]

Overpayment Annual Interest Rate: [X.XX% (not exceeding 6%); Guaranteed Minimum Fixed Interest Rate]

Minimum Required Annuitization Amount: [$2,000.00]

Minimum Required Annuity Payment: [$20.00]

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SPEC-RILA-6Y-776 (05-22)